Exhibit 99.1

Gladstone Land Announces Election of Paula Novara as Director

MCLEAN, VA, October 12, 2022– Gladstone Land Corporation (Nasdaq: LAND) (the “Company”) announced that Paula Novara had been elected to the 2025 class of Directors for the Company, effective October 11, 2022. Ms. Novara, age 53, has been Head of Resource Management of the Company since its founding. Ms. Novara is also Head of Human Resources, Facilities & Office Management and IT at Gladstone. Prior to joining the Company, Ms. Novara served as Assistant Vice President of Human Resources with the WMF Group and as a Consultant to Prudential Financial. From 1996 to 1997, Ms. Novara worked for TREEV, a publicly held imaging software vendor. From 1992 to 1996, Ms. Novara worked for Environmental Products Corporation in their corporate Human Resources department. Ms. Novara is certified through the Society for Human Resource Management as a Professional in Human Resources, holds an MA from Marymount University in Human Resources Management and a BA in Spanish and French from St. Mary’s College of Notre Dame. Ms. Novara is also fluent in Italian, Spanish and French. The Company believes Ms. Novara’s experience, including her in-depth knowledge of the Company, will increase the diversity of views to the benefit of the Board.

About Gladstone Land:

Gladstone Land is a publicly-traded real estate investment trust that invests in farmland located in major agricultural markets in the U.S., which it leases to farmers. The Company, which reports the aggregate fair value of its farmland holdings on a quarterly basis, currently owns 169 farms, comprised of over 115,000 acres in 15 different states and 45,000 acre-feet of banked water in California, valued at a total of over $1.5 billion. Additional information can be found at www.GladstoneLand.com.

For stockholder information on Gladstone Land, call (703) 287-5893. For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.

Source: Gladstone Land Corporation

For further information: Gladstone Land Corporation, +1-703-287-5893